                                                                    Exhibit 2(i)

                           Stock Purchase Agreement

                                     Among

                        Enviro-Clean of America, Inc.,

                June Supply Corp., June Supply-San Antonio Inc.

                                      And

                        Michael Rose and Alan Stafford

                                     Dated

                             As of August 31, 1999




                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT dated as of August 31, 1999 among Enviro-Clean of America, Inc., a Nevada corporation ("Acquiror"), June Supply Corp., a Nevada corporation which is a wholly owned subsidiary of Acquiror ("Acquiror's Subsidiary"), June Supply-San Antonio Inc., (the "Company"), a Texas corporation, and Michael Rose and Alan Stafford as shareholders of the Company (collectively, the "Shareholders").

     This Agreement sets forth the terms and conditions upon which the Shareholders will sell to Acquiror and convey to Acquiror's Subsidiary or other entities designated by Acquiror, and Acquiror will purchase from the Shareholders, 1,000 shares of common stock, $1.00 par value, of the Company, representing all of the issued and outstanding capital stock of the Company (the "Company Stock"). As used in this Agreement, capitalized terms not otherwise defined have the meanings ascribed to them in Article II.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01.  Definitions.  For all purposes of this Agreement, except as
            -----------
otherwise expressly provided or unless the context otherwise requires:

     "Acquiror" means Enviro-Clean of America, Inc., a corporation formed under the laws of Nevada.

     "Acquiror's Subsidiary" means June Supply Corp., a corporation formed under the laws of Nevada.

     "Affiliate" and "Associate" have the meanings prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act.

     "Agreement" means this Stock Purchase Agreement and any collateral or ancillary agreements, documents, exhibits or schedules referred to in this Stock Purchase Agreement.

     "Audit Completion Date" means the date that the Company's Final Audited Financial Statements and Final Statement of Net Working Capital, as of August 31, 1999 , are completed and delivered to the Company in accordance with
Section 2.04.

     "Business Day" means any day other than weekends and bank holidays.

     "Closing" means the closing referred to in Section 2.07 of this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means June Supply-San Antonio Inc., a corporation formed under the laws of Texas, and, unless the context indicates otherwise, the Company and the Company's Subsidiary. The Shareholders and the Company agree that all representations, warranties and covenants of the Company in this Agreements shall be deemed to be representations, warranties and covenants of the Company's Subsidiary.

     "Company Affiliate" means each Affiliate of the Company, if any.

     "Company Stock" means all of the issued and outstanding capital stock of the Company.

     "Company's Subsidiary" means June Supply - Dallas, Inc., a Texas corporation and a wholly owned subsidiary of the Company.

     "Disclosure Schedule" means the document delivered by the Shareholders and the Company to the Acquiror simultaneously with the execution hereof containing the information required to be included therein pursuant to this Agreement.

     "Effective Date" means August 31, 1999.

     "GAAP" means generally accepted accounting principles, as determined by the American Institute of Certified Public Accountants, consistently applied for all periods concerned.

     "Holding Company Event" means any of the following events which has a material adverse effect on the pre-tax earnings of the Company: (i) a change in the Acquiror's accounting policy or practice after the Closing Date, including a change of the Company's fiscal year; (ii) a merger, consolidation or acquisition of or by the Company or a sale of the Company or a sale by the Company of substantially all of its assets, but only if approval of such transaction by the Shareholders has not first been obtained in writing; and
(iii) any labor unrest, work stoppage, or union activity, but only if same results directly from a policy or practice mandated by Acquiror or Acquiror's subsidiary.

     "Net Working Capital" means the amount by which the current assets of the Company exceed its current liabilities, all as determined in accordance with GAAP. The parties agree that for purposes of this definition "current liabilities" of the Company shall be deemed to include (a) the accrued amount of fees and expenses charged by the Company's Accountants to prepare the Preliminary Audited Financial Statements, except to the extent such costs and fees are paid directly by the Shareholders or by Acquiror pursuant to Section 2.04(e) hereof, and (b)the amount of any accrued or contingent Federal and State tax liabilities for any periods ending prior to August 31, 1999, including without limitation liabilities resulting from inventory adjustments, sales taxes or payroll taxes.

     "New Target Quota" shall have the meaning set forth in Section 2.03(c).

     "Preliminary Audited Financial Statements" means the audited consolidated financial statements of the Company and the Company's Subsidiary as of August 31, 1999 referred to in Section 2.04 of this Agreement.

     "Preliminary Statement of Net Working Capital" means the consolidated statement of the Company's Net Working Capital as of August 31, 1999 referred to in Section 2.04 of this Agreement.

     "Purchase Price Shares" means the shares of common stock of Acquiror described in Section 2.02(b) of this Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Shareholders" means Michael Rose and Alan Stafford, who, in the aggregate, own beneficially and of record all issued and outstanding capital stock of the Company.

     "Shareholders' Bring-Down Statement" means the unaudited statement prepared by Shareholders on and as of the Closing Date showing (a) all changes since the Effective Date in Net Working Capital and in the components thereof as indicated in the Preliminary Statement of Net Working Capital, including changes in current liabilities, and (b) any incurrence since the Effective Date of obligations to pay money to any person, other than current liabilities reflected in subparagraph (a) above.

     "Target Quota" means pre-tax earnings of the Company, without any allocation of Acquiror's overhead, for each calendar year as follows: for calendar year 1999: $600,000; for

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calendar year 2000: $630,000; for calendar year 2001: $661,500; for calendar year 2002: $694,575; for calendar year 2003: $729,303; for calendar year 2004:
$765,768.

     "Tax", and, with correlative meaning, "Taxes", means, with respect to or concerning the Company and/or the Company's Subsidiary, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad
                                                                             --
valorem, value added, transfer, franchise, profits, license, withholding on
-------
amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), and (ii) liability of the Company with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

     Certain terms used in this Agreement are defined only in the Section where that term is first used. The plural of any defined term shall have a meaning correlative to such defined term.


                                  ARTICLE II

                     PURCHASE AND SALE OF STOCK;  CLOSING
                     ------------------------------------

     2.01. Purchase and Sale of Stock.   Subject to the terms and conditions of
           --------------------------
this Agreement, at the Closing, the Shareholders agree to sell, transfer, convey, assign and deliver to Acquiror, and Acquiror agrees to purchase, acquire and accept from the Shareholders, the Company Stock free and clear of all liens, charges or encumbrances of whatsoever nature, other than the security interest created in favor of the Shareholders pursuant to the Pledge and Security Agreement annexed hereto as Exhibit A. The parties agree that such purchase and sale shall be deemed to take place and be effective for all purposes as of the close of business on the Effective Date, i.e., August 31, 1999. On the Closing Date Shareholders shall transfer and deliver to Acquiror's Subsidiary certificates representing the Company Stock registered in Shareholders' names and duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, with all requisite stock transfer taxes paid and stamps affixed.

     2.02. Consideration.  As payment in full for the Company Stock,  subject to
           -------------
adjustment as provided in Section 2.03 below and subject to the other terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of the Shareholders and the Company contained herein, Acquiror or Acquiror's Subsidiary shall deliver to the Shareholders, in proportion to their respective ownership interests in the Company on the Closing Date, the items set forth below in this Section 2.02 and in Section 2.03:

     (1)   Consideration Delivered Upon Signing of this Agreement.
           ------------------------------------------------------

           Upon signing this Agreement Acquiror shall pay Shareholders the sum of $400,000 which amount shall be credited as a partial payment of the Purchase Price upon Closing. In the event all of the Conditions Precedent to Closing stated in Article VI have been satisfied and the Closing nonetheless does not occur due to some failure or breach on the part of Acquiror, then Shareholders shall be entitled to retain said $400,000 payment.

     (2)   Consideration Delivered at Closing.
           -----------------------------------

           (a)   Cash. The sum of $2,000,000 (the "Initial Cash Payment") by
                 ----
                 bank check or wire transfer of immediately available funds to the account(s) of Shareholders designated by them in writing at least 2 business days prior to the Closing Date; and

           (b)   Shares. One Hundred Thousand (100,000) shares of Acquiror's
                 ------
                 common stock (the "Purchase Price Shares"), provided, however, that the number of Purchase Price Shares shall be increased (but in no event decreased) in the circumstance described in the following sentence. If the average closing bid price of Acquiror's common stock, on the market upon which it is then traded, for twenty (20) trading days immediately preceding the first anniversary of the Closing Date (such average price being referred to herein as the "Market Price") shall be less than Five Dollars ($5.00) per share, Acquiror shall, within ten (10) business days after such first anniversary, issue to the Shareholders such number of additional shares of Acquiror's common stock such that the aggregate value of the Purchase Price Shares plus the new shares issued in accordance with this sentence, calculated based upon the Market Price, shall be Five Hundred Thousand Dollars ($500,000); and

           (c)   Promissory Notes. Two promissory notes each in the principal
                 ----------------
                 amount of Five Hundred Eighty Seven Thousand Five Hundred Dollars ($587,500) made payable respectively to Michael Rose and Alan Stafford, respectively, maturing three years from the Closing Date and bearing interest at an annual rate equal to the prime rate of Chase Manhattan Bank, N.A. as published on the Business Day immediately preceding the Closing Date and substantially in the form of Exhibit A annexed hereto (the "Note"). The principal of each Note shall be payable in twelve equal quarterly payments (each a "Payment Date"). Accrued interest on each Note shall also be paid on each Payment Date. Payment of principal and interest on each Note shall be secured by Acquiror's pledge of all of the Company Stock pursuant to the terms of a Pledge and Security Agreement substantially in the form of Exhibit B annexed hereto. Pending repayment of each
                 Note in full Acquiror agrees to maintain the value of the Company in accordance with Section 8.02 below. If Acquiror or Acquiror's Subsidiary shall default in payment of any installment on the Note, and such default shall remain unremedied for a period of thirty (30) days or more, any non-competition clause in the employment agreements of Michael Rose and Alan Stafford with the Company and the provisions of
                 Section 7.06 hereof shall become null, void, and of no further force and effect.

           (d)   Closing Adjustment. Immediately prior to the Closing, the Cash
                 ------------------
                 portion of the Purchase Price referred to in Section 2.02(2)(a) above shall be adjusted

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

                 (but without interest) by the extent to which the Final Statement of Net Working Capital of the Company as of the Effective Date is greater than or less than $2,050,000 as follows:

                 (i) If the Final Statement of Net Working Capital prepared in accordance with Section 2.04 below is greater than $2,050,000, then Acquiror shall pay to Shareholders in cash , as additional consideration for the Company Stock, the amount by which the Final Statement of Net Working Capital exceeds $2,050,000; or

                 (ii) If the Final Statement of Net Working Capital is less than $2,050,000, then Shareholders shall pay to Acquiror in cash, as a reduction of the consideration for the Company Stock, the amount by which the Final Statement of Net Working Capital is less than $2,050,000;

     Provided, however, that any amount otherwise payable by Acquiror under this
     Section 2.02(2)(d) shall be reduced by the amount of (a) any unpaid long term liabilities of the Company that were reflected in the Preliminary Audited Financial Statements or the Shareholders' Bring-Down Statement, and
     (b) any current liabilities of the Company, other than liabilities incurred in the ordinary course, that were not reflected in the Preliminary Audited Financial Statements and that are paid with Company funds between the Effective Date and the Closing Date regardless of whether such payment was made so as to cause Shareholders' covenant under Section 7.09 below to be true on and as of the Closing Date.

     Provided, further, however, that in no event shall the amount payable by Acquiror under this Section 2.02(d) exceed $300,000.

     2.03.  Consideration Delivered or Returned After the Closing.
            -----------------------------------------------------

           (a)   [Intentionally left blank].

           (b)   Annual Earn-Out Payment. Within ninety (90) days after the
                 -----------------------
                 close of each of the Company's fiscal years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002,
                 December 31, 2003 and December 31, 2004, and assuming that the Company has for each such year realized pre-tax earnings equal to its Target Quota for such year, Acquiror shall make a cash payment (the "Annual Earn-Out Payment") to the Shareholders equal to $50,000 for fiscal 1999, $150,000 for each of fiscal years 2000, 2001, 2002 and 2003, and $100,000 for fiscal year
                 2004; provided, however, that if the Target Quota is not achieved in any year, then the Annual Earn-Out Payment shall be reduced dollar-for-dollar by the amount of the difference between the Target Quota and the actual pre-tax earnings for that year; provided further, however, that for the fiscal year 1999 the Annual Earn-out Payment shall be reduced by only one-third of said difference and for fiscal year 2004 the Annual Earn-out Payment shall be reduced by only two-thirds of said difference; provided further, however, that within ninety (90) days after the close of the Company's next following fiscal year, the Company shall reimburse to the Shareholders the amount of any such reduction in the Annual Earn-Out Payment to the extent of any excess in the pre-tax earnings of the next following fiscal year over the Target Quota for such next following year. If the Target Quota is not achieved in any year as a result of a Holding Company Event, notwithstanding any other provision of this Agreement to the contrary, the Annual Earn-Out Payment shall not be reduced to the extent that the shortfall in achieving the Target Quota was directly caused by such Holding Company Event.

           (c)   Increase in Target Quota from Net Earnings of Acquisitions; New
                 ---------------------------------------------------------------
                 Target Quota. Following an acquisition, merger or other
                 ------------
                 consolidation into the Company of a third party company which has been approved in advance by Shareholders, the Company's Target Quota shall increase for all purposes of this Agreement to an amount which Acquiror and Shareholders mutually agree to use as a reasonable estimate of the enhanced pre-tax earnings of the Company likely to result following such acquisition, merger or other consolidation (the "New Target Quota"). The Annual Earn-Out Payment shall only be due and owing to the Shareholders with respect to any period following such an acquisition, merger or other consolidation event to the extent that the pro rata portion of the New Target Quota applicable to such subsequent period has been met.

     2.04. Audited Financial Statements and Statement of Net Working Capital.
           -----------------------------------------------------------------

           (a) As promptly as practicable but in no event later than 30 days after the Closing Date, the Company shall deliver to Acquiror audited consolidated financial statements of the Company and the Company's Subsidiary as of and for the years ended December 31, 1997 and 1998 and as of and for the stub period ending August 31, 1999 (the "Preliminary Audited Financial Statements"). The Preliminary Audited Financial Statements shall consist of balance sheets, statements of income, shareholders' equity, net working capital and cash flow for the applicable periods and shall be accompanied by an audit report from Fischer, Herbst and Kemble, CPA's (the "Company's Accountants") and shall (i) state (without qualification ) that the Preliminary Audited Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) include for the stub period ending August 31, 1999 a consolidated statement of Net Working Capital as of August 31, 1999 ("Preliminary Statement of Net Working Capital"). Timely performance by the Shareholders of the covenants in this Section 2.04(a) is an essential element of the consideration offered by Shareholders and failure to timely comply with the undertakings in this Section 2.04(a) shall be a material breach of this Agreement entitling Acquiror and Acquiror's Subsidiary to all available remedies at law and in equity.

           (b) Promptly following receipt of the Preliminary Audited Financial Statements and such audit report, Acquiror and Acquiror's Accountants shall review the same and, within 21 days after such receipt, Acquiror shall deliver to

                 Shareholders a certificate (signed by its chief financial officer or its chief accounting officer) setting forth its objections, if any, thereto, together with a summary of the reasons therefor and adjustments which, in its view, are necessary to eliminate such objections. In the event Acquiror does not so object within such 21-day period, the Preliminary Audited Financial Statements shall become the "Final Audited Financial Statements" for purposes of this Agreement, and the Preliminary Statement of Net Working Capital included therein shall become the Final Statement of Net Working Capital.

           (c) In the event Acquiror so objects within such 21-day period, Acquiror and Shareholders shall use their reasonable efforts to resolve by written agreement any differences as to the Preliminary Audited Financial Statements and/or Preliminary Statement of Net Working Capital included therein and, in the event Acquiror and Shareholders so resolve any such differences, the Preliminary Audited Financial Statements and the Preliminary Statement of Net Working Capital, as so adjusted, shall become final and binding as the "Final Audited Financial Statements" and the "Final Statement of Net Working Capital", respectively, for purposes of this Agreement.

           (d) In the event that any objections raised by Acquiror are not resolved within the 14-day period next following such 21-day period, then Acquiror and Seller shall retain an independent accounting firm to be mutually agreed by the parties ("Dispute Resolution Accountants"), to review and resolve any remaining differences and to deliver written notice to each of Acquiror and Shareholders setting forth:

                 (i)   its determination of such remaining differences;

                 (ii) the adjustments, if any, to the Preliminary Audited Financial Statements necessary to reflect such determination; and

                 (iii) the resulting adjustments, if any, to the Preliminary
                       Statement of  Net Working Capital.

                 In such event, the Preliminary Audited Financial Statements and the Preliminary Statement of Net Working Capital, as so adjusted, shall be the "Final Audited Balance Sheets" and the Final Statement of Net Working Capital, respectively, for purposes of this Agreement. No determination pursuant to the foregoing provisions of this Section 2.04 shall limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

           (e) Shareholders shall make available to the Company's Accountants, Acquiror and Acquiror's Accountants and, if applicable, the Dispute Resolution Accountants, such books, records and other information (including work papers) as they may reasonably request to audit or review hereunder. The fees and expenses of the Company's Accountants which are included as an accrued liability in the Preliminary Audited Financial Statements shall be paid by the Company and treated as a current liability for purposes of determining Net Working Capital, provided, however, that 50% of the audit fees charged by the Company's Accountants up to a maximum of $10,000 shall be paid directly by Acquiror and shall not be so treated. The fees and expenses of Acquiror's Accountants shall be borne by Acquiror. The fees and expenses of the Dispute Resolution Accountants, if any, shall be borne by the unsuccessful party in proportion to the relative cost of the issues on which that party did not prevail.

     2.05  Purchase Price.    The Purchase Price paid to Shareholders under this
           ---------------
Agreement shall be $4,825,000 plus or minus the amount of any adjustment made pursuant to Section 2.03 (a) or (b) above.

     2.06  Adjustment for Over-Payments.   In the event that the total amount of
           ----------------------------
payments made to or for the benefit of the Shareholders pursuant to any provisions of this Agreement exceeds the aggregate amount of payments which the Shareholders were entitled to receive pursuant to such provisions, Acquiror shall promptly notify the Shareholders in writing of the excess payment and shall at its option set off any such excess payment against any subsequent payment otherwise to be made to or for the benefit of the Shareholders under this Agreement, provided, however, that no such adjustment or offset is intended to or shall affect the amount of the aggregate Purchase Price paid or to be paid pursuant to this Agreement.

           In the event that the total amount of payments made to or for the benefit of Acquiror or Acquiror's Subsidiary pursuant to any provisions of this Agreement exceeds the aggregate amount of payments which the Acquiror or the Acquiror's Subsidiary were entitled to receive pursuant to such provisions, the Shareholders shall promptly notify the Acquiror in writing of the excess payment and shall at their option set off any such excess payment against any subsequent payment otherwise to be made to or for the benefit of the Shareholders under this Agreement, provided, however, that no such adjustment or offset is intended to or shall affect the amount of the aggregate Purchase Price paid or to be paid pursuant to this Agreement

     If any dispute or disagreement arises between the parties with respect to any right of set off claimed by Acquiror or Acquiror's Subsidiary, under this
Section 2.06, and the parties are unable to resolve such dispute, then the Arbitration provisions of Section 9.04, below, shall control.

     2.07. Closing.   The Closing of the transactions contemplated by this
           -------
Agreement will take place at the offices of Oppenheimer, Blend, Harrison & Tate, Inc., counsel to Shareholders, at 711 Navarro, Sixth Floor, San Antonio, Texas, or at such other location or by such other means as counsel for the parties may agree, including exchange of signatures via express mail, at 10:00 am. on a date not later than December 31, 1999 except that any party hereto may, by giving one day's written notice to all other parties hereto, defer the Closing to a date not later than January 31, 1999.

           (a) At the Closing, the Shareholders will deliver to Acquiror or Acquiror's Subsidiary the Company Stock, together with a stock power or stock powers duly endorsed for transfer, and Company will deliver to Acquiror or

                 Acquiror's Subsidiary all other previously undelivered documents required to be delivered by the Company or any of its officers or directors at or prior to the Closing in connection with the transactions contemplated by this Agreement.

           (b) At the Closing, there will be delivered to the Company and the Shareholders respectively by Acquiror or Acquiror's Subsidiary,
                 (i) the consideration referred to in Section 2.02 hereof to be delivered at the Closing, and (ii) all previously undelivered documents required to be delivered by Acquiror or Acquiror's Subsidiary to the Company or the Shareholders at or prior to the Closing.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                      OF THE COMPANY AND THE SHAREHOLDERS
                      -----------------------------------

     Subject only to any exceptions and qualifications set forth in the corresponding section of the Disclosure Schedules attached hereto, the Company and the Shareholders hereby jointly and severally represent, covenant and warrant to Acquiror and Acquiror's Subsidiary as set forth below in this Article
III. All representations and warranties in this Article III are deemed to be made by Shareholders on, and be effective as of, the Closing Date. The parties agree that when used in this Agreement the term "material", "materially", "material adverse effect" refers to a fact, effect, respect, action, event, situation or circumstance, as the context may indicate, having a value greater than $10,000.

     3.01. Corporate Organization; Power, Etc.   Each of the Company and the
           ----------------------------------
Company's Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to execute, deliver and perform this Agreement, to carry on its business as it is now being conducted and to own the properties and assets it now owns and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the business transacted by it makes such licensing or qualification necessary. The copies of the Certificate of Incorporation and By-Laws of the Company and the Company's Subsidiary heretofore delivered to Acquiror are complete and correct copies of such instruments as presently in effect.

     3.02. Capitalization of the Company.   As of the date of this Agreement,
           -----------------------------
(a) the authorized capital stock of the Company consists of Five Hundred Thousand (500,000) shares of common stock, $1.00 par value, of which 1,000 (one thousand) shares are issued and outstanding and no shares are held in the treasury of the Company, and (b) the authorized capital stock of the Company's Subsidiary consists of 100,000 (one hundred thousand) shares of common stock, $0.10 par value, of which 4,000 (four thousand) shares are issued and outstanding and no shares are held in the treasury of the Company's Subsidiary. All issued and outstanding shares of capital stock of the Company and the Company's Subsidiary are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no (i) securities convertible into or exchangeable for the capital stock of the Company or the Company's Subsidiary;
(ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or the Company's Subsidiary or securities convertible into or exchangeable for capital stock of the Company or the Company's Subsidiary; or

(iii) contracts, commitments, agreements, understandings or arrangements of any kind oral or written relating to the issuance of any capital stock of the Company or the Company's Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

     3.03. No Affiliates.  The Company does not own, directly or indirectly,
           -------------
any capital stock or other equity securities of any corporation, partnership trust, joint venture or other entity nor have any direct or indirect equity or ownership interest in any business other than the Company's Subsidiary.

     3.04. Authorization of Agreements, Validity, Etc.   The execution,
           ------------------------------------------
delivery and performance by the Company and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company or the Company's Subsidiary, any judgment, award or decree or any indenture, agreement or other instrument to which the Company or the Company's Subsidiary or either of the Shareholders is a party, or by which any of them or any of their properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or the Company's Subsidiary. This Agreement has been duly executed and delivered by the Company and each of the Shareholders and constitutes the legal, valid and binding agreement of the Shareholders and the Company enforceable in accordance with its terms, except that such enforcement may be subject to traditional equitable remedies, bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights.

     3.05  No Violation.   Neither the execution and delivery of this Agreement
           ------------
nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of the Company or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company under, any agreement or commitment to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, or to which the property of the Company is subject, which would have a material adverse effect on the Company, or violates any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority in a manner which would have a material adverse effect on the Company.

     3.06. Financial Statements; No Undisclosed Liabilities.
           ------------------------------------------------

           (a) Attached hereto as Exhibit C are the Preliminary Audited Financial Statements for the Company as of and for the fiscal years ended December 31, 1997` December 31, 1998 and as of and for the eight months ended August 31, 1999. Said Preliminary Audited Financial Statements are true, accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

            (b) The Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the Preliminary Audited Financial Statements, except for accounting fees to be paid at or prior to Closing by the Company, and the reserves, if any, for liabilities and contingencies reflected in the Preliminary Audited Financial Statements are adequate, appropriate and reasonable.

     3.07.  Accounts Receivable.   All accounts receivable of the Company
            -------------------
reflected in the Preliminary Audited Financial Statements represent sales actually made in the ordinary course of business.

     3.08.  Inventory.   All inventory of the Company reflected in the
            ---------
Preliminary Audited Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein.

     3.09A  Conduct of the Business: Affirmative Covenants. Since December
            ----------------------------------------------
31, 1998, and through the Closing Date, except as otherwise disclosed in this
Agreement:

            (a)  Ordinary Course; Adverse Changes.  The business of the Company
                 ---------------------------------
                 has been conducted only in the ordinary and usual course consistent with past practice and, to the knowledge of the Company and the Shareholders, there have not been any material adverse changes in the financial condition, assets or results of operations of the Company or the Company's Subsidiary. Since such date such assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) which would have a material adverse effect on the Company. The Company is not aware of any circumstances which may cause it to suffer any material adverse change in its business, operations or prospects.

            (b)  Organization.   The Company has used all reasonable efforts to
                 ------------
                 preserve its corporate existence and business organization intact, to keep available to Acquiror the Company's officers and key employees and salesmen, and to preserve for Acquiror its relationships with licensors, suppliers, distributors, customers and others having business relations with it.

     3.09B  Conduct of the Business:  Negative Covenants.  Since December 31,
            ---------------------------------------------
1998, and through the Closing Date, except as otherwise disclosed in this Agreement or the Disclosure Schedule, neither the Company, nor the Company's Subsidiary, nor the Shareholders have:

            (a)  Capital Changes; Dividends or Redemptions.  Declared, set aside
                 -----------------------------------------
                 or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or given any person any right to acquire from either the Company or the Company's Subsidiary any shares of its capital stock, or agreed to take any such action;

           (b)   Discharge and Prepayments.   Except for payments required under
                 --------------------------
                 Section7.09 hereof, paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 1998; or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

           (c)   Write-Offs; Waivers and Dispositions.  Written-off as
                 ------------------------------------
                 uncollectible any notes or accounts receivable or written-down the value of any inventory except for immaterial write-offs and write-downs in the ordinary course of business and consistent with past practice; canceled any debts or waived any claims or rights of substantial value or sold, transferred, or otherwise disposed of any of its properties or assets, except for a fair consideration in the ordinary course of business and consistent with past practice; disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge material to the Company or its business;

           (d)   Increased Compensation.  Granted any general increase in the
                 ----------------------
                 compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

           (e)   Dealings with Officers, Directors and Key Employees.  Paid,
                 ---------------------------------------------------
                 loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers or directors or key employees or salesmen or any affiliate or Associate of any of said persons, except for customary compensation at rates not exceeding the rates of compensation paid during the fiscal year ended December 31, 1998.

           (f)   Banking Arrangements. Changed any of the banking or safe
                 --------------------
                 deposit arrangements described in Section 3.14 of the Disclosure Schedule;

           (g)   Charter. Changed or amended its Certificate of Incorporation or
                 -------
                 By-laws (or similar governing documents);

           (h)   Liabilities.   Incurred any obligation or liability (fixed or
                 -----------
                 contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

           (i)   Liens.   Mortgaged, pledged or subjected to any lien, security
                 ------
                 interest, charge or other encumbrance any of its assets or properties;

           (j)   Agreements.  Agreed, whether in writing or otherwise, to do any
                 ----------
                 of the things described in this Section 3.09B.

     3.10.  Title to Properties; Encumbrances.  The Company  has good, valid and
            ---------------------------------
marketable title to all the properties and assets (real, personal and mixed, tangible and intangible) reflected in the Preliminary Audited Financial Statements, and all the properties and assets purchased by the Company since
the date of the Preliminary Audited Financial Statements.   In the aggregate,
all properties and assets reflected in the Financial Statements have a fair market or realizable value at least equal to the value thereof as reflected therein. The rights, properties and other assets presently owned, leased or licensed by the Company include all rights, properties and other assets reasonably necessary to permit the Company to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof. All such rights, properties and other assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever except (a) liens shown on the Financial Statements as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Financial Statements, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice; and (c) liens for current taxes not yet due. No real property used in connection with the Company's business is subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature which could materially adversely affect the conduct of the Company's business.

     3.11.  Legal Compliance.  The Company has complied with all applicable laws
            ----------------
(including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Company taken as a whole. The Company has not received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations.

     3.12.  Plant and Equipment.  The plants, structures and equipment of the
            -------------------
Company are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The Company has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

     3.13.  Leases.  Section 3.13 of the Disclosure Schedule contains an
            ------
accurate summary of the terms of all leases pursuant to which the Company leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases. Executed counterpart copies of all consents referred to in the preceding sentence will be delivered to Acquiror prior to or at the Closing. The Company and Shareholders have not received any written or oral notice to the effect that any leases will be renewed at a substantially higher rent than otherwise provided in such lease.

     3.14.  Bank Accounts.  Section 3.14 of the Disclosure Schedule sets forth
            -------------
the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature. Prior to the Closing, the Company has delivered to Acquiror copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

     3.15.  [Intentionally left blank.]

     3.16.  Contracts and Commitments.
            -------------------------

            (a) The Company has no agreements or contracts to make any single capital expenditure or commitment in excess of $10,000 for additions to property, plant or equipment or to make aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis) for additions to property, plant or equipment;

            (b) No purchase contracts or commitments of the Company continue for a period of more than twelve (12) months or are in excess of the normal, ordinary and usual requirements of business or, to the knowledge of the Shareholders, at any excessive price;

            (c) There are no outstanding sales contracts, commitments or proposals of the Company which continue for a period of more than twelve (12) months or, to the knowledge of the Shareholders, will result in any material loss to the Company upon completion or performance thereof, after allowance for direct distribution expenses, nor, to the knowledge of the Shareholders, are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit;

            (d) The Company has no outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium;

            (e) The Company has no employment agreement, or any other agreement that contains any severance, or termination liabilities or obligations;

            (f) The Company has no collective bargaining or union contracts or agreements;

            (g) The Company is not in material default under or in violation of, nor is there any basis for any valid claim of material default under or violation of, any contract or commitment made or obligation owed by it;

            (h) The Company has no employees other than Michael Rose and Alan Stafford to whom it is paying compensation at the annual rate of more than $50,000 for services rendered;

            (i) The Company is not restricted by agreement from carrying on its business anywhere in the world;

            (j) The Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or their customers except to the extent of returns reserves reflected in the Preliminary Audited Financial Statements;

            (k) The Company has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others; the Company has not acted as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity or granted or extended any power of attorney;

            (1)  The Company has no outstanding loans to any person or entity;
                 and

            (m) The Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, comaker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

            (n) The Company has no agreements or commitments to make any charitable contributions.

     3.17.  Customers and Suppliers.  Sections 3.17(a) and (b), respectively, of
            -----------------------
the Disclosure Schedule set forth: (a) a list of (i) the ten largest customers of the Company in terms of sales during the fiscal year ended December 31, 1998 and (ii) the ten largest customers of the Company in terms of sales during the eight months ending August 31, 1999, showing the approximate total sales by the Company to each such customer during the fiscal year ended December 31, 1998 and the eight months ending August 31, 1999, respectively; (b) a list of (i) the ten largest suppliers of the Company in terms of purchases during the fiscal year ended December 31, 1998, and (ii) the ten largest suppliers of the Company in terms of purchases during the eight months ending August 31, 1999, showing the approximate total purchases by the Company from each such supplier during the fiscal year ended December 31, 1998 and the eight months ending August 31, 1999, respectively.

There has not been any material adverse change in the business relationship of the Company with any customer or supplier named in Sections 3.17(a) and 3.17(b) of the Disclosure Schedule.

            Except as identified in Section 3.17(c) of the Disclosure Schedule, the Company has not had any customer who accounted for more than 5% of Company's sales during the period from January 1, 1999 to August 31, 1999 or any supplier from whom it purchased more than 5% of the goods or services which it purchased during the period January 1, 1999 to August 31, 1999.

     3.18.  Orders, Commitments and Returns.  As of the Closing Date , the
            -------------------------------
aggregate of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company does not exceed $20,000 and the aggregate of all contracts or commitments for the purchase of supplies by them does not exceed $20,000, all of which orders, contracts and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against the Company to return in excess of an aggregate of $5,000 of merchandise by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

     3.19.  Agreements in Full Force and Effect.  All contracts, agreements,
            -----------------------------------
plans, leases, policies and licenses referred to in this Agreement or in the Disclosure Schedule are valid and in full force and effect, and true copies thereof have been heretofore made available to Acquiror.

     3.20.  Insurance.  Section 3.20 of the Disclosure Schedule contains an
            ---------
accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company; will remain in full force and effect through the respective dates set forth in Section 3.20(a) of the Disclosure Schedule without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section 3.20(b) of the Disclosure
Schedule identifies all risks which the Company, its Board of Directors or officers have designated as being self insured. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last years.

     3.21.  Labor Difficulties.  (a) The Company is in compliance in all
            ------------------
material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board;
(c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Shareholders' knowledge, threatened against or affecting the Company; (d) no representation question exists respecting the employees of the Company; (e) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists; (f) no collective bargaining agreement which is binding on the Company restricts it from relocating or closing any of their operations; and (g) the Company has not experienced any work stoppage or other labor difficulty in the past twenty-four months.

     3.22.  Fringe Benefit Plans.  The Company has no bonus, deferred
            --------------------
compensation, pension, profit-sharing, retirement, stock purchase, stock option, health insurance plan or any other fringe benefit plan, arrangement or practice, whether formal or informal. The Company has no commitments, whether formal or informal and whether legally binding or not, to create any such plan or arrangement.

     3.23.  Litigation.  There is no action, suit, inquiry, proceeding or
            ----------
investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Shareholders' knowledge, threatened against or involving in any material respect the Company or the Shareholders, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby; nor, to the Shareholders' knowledge, is there any valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     3.24.  No Condemnation or Expropriation.  To the Shareholders' knowledge,
            --------------------------------
neither the whole nor any portion of the leaseholds or any other assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

     3.25.  Consents and Approvals of Governmental Authorities.  No consent,
            --------------------------------------------------
approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Company and the Shareholders or the consummation of the transactions contemplated hereby by the Company and the Shareholders.

     3.26.  Consents.  No consent of any person is necessary to the consummation
            --------
of the transactions contemplated hereby by the Company and the Shareholders, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local.

     3.27.  Environmental Protection.  The Company has obtained all permits,
            ------------------------
licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. To the Shareholders' knowledge, the Company is in material compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company and Shareholders are not aware of, nor has the Company or any Shareholder received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     3.28.  Compliance with ERISA.  The Company has never had a benefit plan
            ---------------------
that is governed by ERISA.

     3.29.  Good Title Conveyed, Etc.  The Shareholders have complete and
            ------------------------
unrestricted power and the unqualified right to sell, assign, transfer and deliver to Acquiror, and upon consummation of the transactions contemplated by this Agreement, Acquiror's Subsidiary will acquire, good, valid and marketable title to, the Company Stock to be transferred to Acquiror's Subsidiary hereunder, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

     3.30.  Brokers and Finders.  Neither the Shareholders, the Company nor any
            -------------------
of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     3.31.  Absence of Questionable Payments.  Neither the Company nor any
            --------------------------------
director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act. The Company nor any current director, officer, agent, employee or other person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     3.32.  Personnel.  Section 3.32 of the Disclosure Schedule sets forth a
            ---------
true and complete list of:

            (a) the names and current salaries of all directors and elected and appointed officers and key employees of the Company, the number of shares of the Company Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons;

            (b) the wage rates for non-salaried and nonexecutive salaried employees of the Company by classification, and all labor union contracts if any; and

            (c) all group insurance programs in effect for employees of the Company.

            The Company is not in material default with respect to any of its obligations referred to in subsections (b) and (c) of the preceding sentence.

     3.33.  Insider Interests.  Except as set forth in Section 3.33 of the
            -----------------
Disclosure Schedule, no officer or director of the Company has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary.

     3.35.  Products Liability.  There is no action, suit, inquiry, proceeding
            ------------------
or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Shareholders' knowledge, threatened against or involving in any material respect the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective, or improperly designed or manufactured, nor is there any valid basis for any such action, proceeding or investigation.

     3.36.  Shareholders' Bring-Down Statement.  Except as set forth in the
            -----------------------------------
Shareholders' Bring-Down Statement, from the Effective Date through the Closing Date there has been (a) no change in any of the items of current assets or current liabilities used to determine the Preliminary Statement of Net Working Capital and (b) no incurrence of obligations to pay money to any person, other than obligations incurred in the ordinary course..

     3.37.  [Intentionally left blank.]

     3.38.  Disclosure.   No representations or warranties by the Shareholders
            ----------
or the Company in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements and the Disclosure Schedule) or certificate, furnished or to be furnished by the Company or any Shareholder to Acquiror or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

             INVESTMENT  REPRESENTATIONS, WARRANTIES AND COVENANTS
             -----------------------------------------------------

     Each of the Shareholders, severally, hereby represents and warrants to, and covenants and agrees with, the Acquiror, as of the date of the Closing, that:

            4.01. Investment. (a) Such Shareholder has received such information relating to the business and affairs of the Acquiror which such Shareholder has requested, and all additional information which such Shareholder has considered necessary to verify the accuracy of the information so received. Such Shareholder has had the opportunity to ask questions of and receive answers from the Acquiror concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, such Shareholder is familiar with the operations, business plans and financial condition of the Acquiror.

            (b) Each Shareholder understands that the Acquiror proposes to issue and deliver to such Shareholder the Purchase Price Shares without registration under the Securities Act or the laws of any state in reliance upon various exemptions from registration contained in such laws and regulations; that for purposes of determining the availability of the applicable exemptions from registration the Acquiror will rely upon the representations, warranties, covenants and agreements contained herein. Accordingly, each Shareholder hereby covenants, represent and warrants that he is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

            (c) Each Shareholder understands that, under existing rules of the Securities and Exchange Commission, such Shareholder may be unable to sell any of the Purchase Price Shares except to the extent that such Purchase Price Shares may be sold (A) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (B) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (C) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Such Shareholder understands that the Acquiror is under no obligation to effect a registration of the Purchase Price Shares under the Securities Act.

            (d) Each Shareholder is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such Rule.

            (e) Each Shareholder is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the Purchase Price Shares and his financial position is such that he can afford to retain his Purchase Price Shares for an indefinite period of time without realizing any direct or indirect cash return on his investment.

            (f) Each Shareholder is acquiring his Purchase Price Shares for investment only for his own account and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                      ACQUIROR AND ACQUIROR'S SUBSIDIARY
                      ----------------------------------

     Acquiror and Acquiror's Subsidiary, jointly and severally, represent and warrant to the Company as follows:

     5.01.  Corporate Organization; Etc.  Acquiror and Acquiror's Subsidiary are
            ---------------------------
corporations duly organized, validly existing and in good standing under the laws of the State of Nevada. All the issued and outstanding shares of capital stock of Acquiror's Subsidiary have been duly authorized by all necessary corporation action and are validly issued, fully paid and nonassessable and are owned by Acquiror.

     5.02.  Authorization; Etc.  Acquiror and Acquiror's Subsidiary have full
            ------------------
corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The

Boards of Directors of Acquiror and Acquiror's Subsidiary have taken all action required by law, their respective Certificates of Incorporation and By-Laws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Acquiror and Acquiror's Subsidiary enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.03.  Validity.   This Agreement has been duly executed and delivered by
            ---------
Acquiror and Acquiror's Subsidiary and constitutes the legal, valid and binding obligation of Acquiror and Acquiror's Subsidiary, enforceable against them in accordance with its terms.

     5.03.  No Violation.  Neither the execution and delivery of this Agreement
            ------------
nor the consummation of the transactions contemplated hereby will violate any provisions of the respective Certificate of Incorporation or By-Laws of Acquiror or Acquiror's Subsidiary, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Acquiror or Acquiror's Subsidiary is a party or by which Acquiror or Acquiror's Subsidiary is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     5.04.  Legal Compliance.  Acquiror and Acquiror's Subsidiary have complied
            ----------------
with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Acquiror and Acquiror's Subsidiary taken as a whole. Acquiror and Acquiror's Subsidiary have not received any notification of any asserted present or past failure by Acquiror or Acquiror's Subsidiary to comply with such laws, rules or regulations.

     5.05.  Litigation.  There is no action, suit, inquiry, proceeding or
            ----------
investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Acquiror or Acquiror's Subsidiary, threatened against or involving Acquiror or Acquiror's Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Acquiror or Acquiror's Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby; nor, to the knowledge of Acquiror or Acquiror's Subsidiary, is there any valid basis for any such action, proceeding or investigation. Acquiror and Acquiror's Subsidiary are not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on their business practices or on their ability to acquire any property or conduct their business in any area.

     5.06.  Indemnification.  Acquiror shall not amend or allow the amendment of
            ---------------
the Articles of Incorporation or By-Laws of the Company or the Company's Subsidiary while they exist as Texas corporations so as to change or eliminate the mandatory indemnification rights of said corporations' directors, officers and employees, provided, however, that upon the merger of the Company or the Company's Subsidiary into Acquiror's Subsidiary as anticipated in Section 7.10 below Shareholders agree to be bound by the Charter and By-Laws of Acquiror's Subsidiary as the surviving corporation in such merger.

                                  ARTICLE VI

                        CONDITIONS PRECEDENT TO CLOSING

     Prior to the signing and Closing of this Agreement, the following conditions precedent shall have been satisfied or waived:

     6.01.  Completion of Due Diligence. The Shareholders shall have provided to
            ---------------------------
Acquiror's counsel all documents and items referred to in the Due Diligence Checklist previously provided to the Shareholders together with a representation letter indicating which items on such Checklist are inapplicable to the Company and the Shareholders.

     6.02.  Employment Agreements.   At or prior to the Closing, Michael  Rose
            ---------------------
and Alan Stafford shall have entered into employment agreements with Acquiror's Subsidiary substantially in the form attached hereto as Exhibit D

     6.03.  Note and Pledge and Security Agreements.   The Note and the Pledge
            ---------------------------------------
and Security Agreement shall have been entered into in form satisfactory to all parties.

     6.04.  Financial Statements.   Acquiror shall have received and reviewed
            --------------------
copies of the Preliminary Audited Financial Statements, the Preliminary Statement Net Working Capital and the Shareholders' Bring-Down Statement.

     6.05.  Material Change.   From January 1, 1999 to the Closing Date, the
            ---------------
Company shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Disclosure Schedule) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

     6.06.  Opinion of the Company's Counsel.   The Company shall have delivered
            --------------------------------
to Acquiror an opinion of Oppenheimer of, Blend, Harrison & Tate Inc., counsel to the Company, dated as of the Closing Date, in the form attached as Exhibit E hereto..

     6.07.  Resignation of Directors;  Appointment of New Board.   Immediately
            ---------------------------------------------------
prior to the Closing, each member of the Board of Directors of the Company so requested by Acquiror shall have delivered to the Company and Acquiror a written resignation from such Board of Directors effective as of the Closing Date. Michael Rose and Alan Stafford, in their capacity as old shareholders of the Company, shall sign a document effective as of completion of the Closing consenting and concurring in the election of new directors by Acquiror's Subsidiary as the new shareholder of the Company.

     6.08.  Lease for Company Premises.  Immediately prior to the Closing, the
            --------------------------
Shareholders agree to execute and deliver a renewal of the lease for the Company's current business premises, for a period of five (5) years commencing on the Closing Date, and providing for rental payments at the level currently being paid by the Company, together with a provision providing for renewal at the option of the Company for an additional four (4) year term at the market rate at the time of such renewal, together with any and all other documentation in connection therewith as Acquiror and

Acquiror's Subsidiary may reasonably request to evidence the leasehold interest of the Company. Such renewal lease shall be in the form attached hereto as Exhibit F.

     6.09.  Phase I Environmental Audit.   The Company shall have completed and
            ---------------------------
delivered to Acquiror a Phase I environmental audit covering its principal business locations in San Antonio and Dallas, Texas, which indicates that there are not any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     6.10.  Consents and Lien Searches Obtained.  All consents from government
            -----------------------------------
agencies and from third parties, including without limitation all lenders and secured parties, required to consummate the transactions contemplated hereby shall have been obtained in form satisfactory to Acquiror's counsel. Acquiror's counsel shall have reviewed appropriate lien searches on the real and personal property used in connection with the Company's business and shall be satisfied that no material lien or encumbrance exists with respect to any such assets.

     6.11.  Absence of Debt.  The Company shall have paid off and terminated all
            ---------------
of its obligations to pay money to any person, other than obligations to trade creditors for inventory purchased in the ordinary course, including, without limitation, obligations to legal and accounting professionals and other providers of services of any kind, obligations under credit lines whether or not any amounts are owed thereon, and obligations with respect to leases and loans on Company owned vehicles and equipment.

     6.12.  No Government Proceeding or Litigation.  No suit, action,
            --------------------------------------
investigation, inquiry or other proceeding-by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against the Company or any Shareholder which questions the validity or legality of any of the transactions contemplated by this Agreement.

     6.13.  No Injunction.  On the Closing Date there shall be no effective
            -------------
pending or threatened injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which the Acquiror deems unacceptable in its sole discretion.

     6.14.  [Intentionally left blank].

     6.15.  Buy/Sell Agreement Terminated. The Shareholders shall have delivered
            -----------------------------
to Acquiror documents evidencing the termination of all rights of either Shareholder under that certain Buy Sell Agreement between them.

     6.16.  Profit Sharing Plan Terminated.   The Company shall have taken all
            ------------------------------
necessary action to cause the termination and winding up of the Company's Profit Sharing Plan and Trust.

     6.17.  Amended Tax Returns.  The Company shall have filed Amended Tax
            -------------------
Returns for 1997 and 1998.

     6.18.  Agency Agreement.  The parties shall have signed and tendered the
            ----------------
Agency Agreement with the CPA firm of Kirschner & Pasternack, LLP for holding the collateral securing payment of the Note in the form attached hereto as Exhibit G.

                                  ARTICLE VII

                 COVENANTS OF THE SHAREHOLDERS AND THE COMPANY
                 ---------------------------------------------

     The Shareholders and the Company hereby covenant and agree with Acquiror:

     7.01.  Supplements to Disclosure Schedule.  From time to time prior to the
            ----------------------------------
Closing, the Company and the Shareholders will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this section shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless Acquiror specifically agrees thereto in writing.

     7.02.  Confidentiality.  Each party hereto will hold and will cause its
            ---------------
consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     7.03.  Further Assurances.  After the Closing, the Shareholders and the
            ------------------
Company shall from time to time, at the reasonable request of Acquiror or Acquiror's Subsidiary, without cost or expense to Acquiror, execute and deliver such other instruments of conveyance and transfer and take such other reasonable actions as are contemplated by this Agreement, including without limitation all actions relating to the merger contemplated by Section 7.08 below, and, at the cost and expense of Acquiror, take such other reasonable actions as Acquiror or Acquiror's Subsidiary may reasonably request.

     7.04.  Key Man Life Insurance. On or prior to the sixtieth (60th) day
            ----------------------
following the Closing Date, the Company shall obtain a "key man" life insurance policy on the lives of Michael Rose and Alan Stafford , naming the Company as loss beneficiary. Such policy shall provide for benefits to the Company of $1,500,000 and such coverage shall continue for the duration of the Note. Acquiror agrees to pay one-half of all premiums in respect of such policy.

     7.05.  Collection of Accounts Receivable.  The Shareholders agree to either
            ---------------------------------
(a) cause the Company to collect within 150 days after the Closing Date all accounts receivable which are indicated by them to be collectable in the Preliminary Statement of Net Working Capital or, alternatively, (b) to pay directly to the Company the amount of any shortfall in such collections and receive from the Company an assignment of such uncollected accounts receivable.

     7.06.  Employment of Employees by Shareholders. Neither Shareholders nor
            ---------------------------------------
any Affiliate of Shareholders shall employ or offer employment to any employee of the Company in any business other than the business of the Company during a period of three years following the Closing without the prior written consent of Acquiror.

     7.07   Accounting Control Systems. Shareholders acknowledge and agree that,
            --------------------------
as an essential element of Acquiror's willingness to purchase the Company Stock, the Company must immediately acquire, implement and maintain enhanced accounting, bookkeeping and control services and systems that will permit monthly, quarterly and annual accounting statements to be generated which conform to GAAP and SEC requirements for consolidation of subsidiary financial statements in publicly-held parent corporations ("Enhanced Accounting Controls"). Shareholders further acknowledge and agree that all costs and expenses incurred in any year for acquiring, implementing and maintaining Enhanced Accounting Controls will be treated as proper charges against the Company's earnings in determining whether the Company has met its Target Quota for that year's pre-tax earnings.

     7.08   Consent to Merger; Effect of Merger.  The Shareholders hereby
            -----------------------------------
acknowledge that promptly following the Closing Acquiror intends to cause the Company to be merged into Acquiror's Subsidiary with the result that Acquiror's Subsidiary is the surviving entity and the Company disappears and has no further existence. The Shareholders hereby (1) consent and agree to such merger, (2) agree to be bound by the Articles of Incorporation and By-Laws of Acquiror's Subsidiary, copies of which have previously been provided to Shareholders, and
(3) agree that immediately following such merger all representations, warranties and covenants made by Shareholders with respect to or concerning the Company shall be deemed to concern and be made with respect to Acquiror's Subsidiary.

     7.09   Absence of Debt.  On or prior to the Closing Date, the Shareholders
            ---------------
shall cause the Company to pay off and terminate all of its obligations to pay money to any person, other than trade creditors for inventory purchased in the ordinary course, including, without limitation, obligations to legal and accounting professionals and other providers of services of any kind, obligations under credit lines whether or not any amounts are owed thereon, and obligations with respect to leases and loans on Company owned vehicles and equipment, and taxes owed by the Company for tax periods prior to Closing.

     7.10.  Suspension of Note and Earn-Out Payments in Event of Tax Claim.
            ----------------------------------------------------------------
Shareholders hereby consent to, and covenant and agree not to take any action against Acquiror or Acquiror's

Subsidiary on account of, a suspension by Acquiror or Acquiror's Subsidiary of the payment of an amount (the "Suspension Amount") otherwise due under the Note (or under the Annual Earn-Out Payment if the balance due under the Note is smaller than the Suspension Amount) during the pendency of any claim by any governmental authority to collect Taxes alleged to be owed by the Company with respect to any period prior to the Effective Date. The Suspension Amount shall equal the amount of the claim alleged by such government authority. The "pendency" of such a claim means the period starting on the day the Company first receives a 30-day letter from the IRS regarding a federal tax claim or written notice of the claim from the governmental authority and ending on the day the Company receives a written release of the claim from such authority.


                                 ARTICLE VIII

                COVENANTS OF ACQUIROR AND ACQUIROR'S SUBSIDIARY

     8.01   Bonus.  Within ninety (90) days after the close of each of the
            -----
Company's calendar years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, Acquiror shall make a cash payment (the "Bonus Payment") to the Shareholders equal to twenty-five percent (25%) of: (i) in the case of the period from the Closing Date to December 31, 1999, the excess of the Company's pre-tax earnings for such period over the product of (x) the year 1999 Target Quota multiplied by (y) a fraction the numerator of which is the number of calendar days elapsed from (but not including) the Closing Date to (and including) December 31, 1999 and the denominator of which is 365; (ii) in the case of the full year ended December 31, 2000, the excess of the Company's pre-tax earnings for such full year over the year 2000 Target Quota; (iii) in the case of the full year ended December 31, 2001, the excess of the Company's pre-tax earnings for such full fiscal year over the year 2001 Target Quota; (iv) in the case of the full year ended December 31, 2002, the excess of the Company's pre-tax earnings for such full fiscal year over the year 2002 Target Quota; (v) in the case of the full year ended December 31, 2003, the excess of the Company's pre-tax earnings for such full fiscal year over the year 2003 Target Quota; and (vi) for the fiscal period from January 1, 2004 through the fifth anniversary of the Closing Date, the excess of the Company's pre-tax earnings for such period over the product of (x) the year 2004 Target Quota multiplied by (y) a fraction the numerator of which is the number of calendar days elapsed from January 1, 2004 through the 5th anniversary of the Closing Date and the denominator of which is 365. Following any acquisition, merger or other consolidation which results in a New Target Quota in accordance with Section 2.03(c) above, such New Target Quota for any year shall be used for all purposes in this Agreement in lieu of the Target Quota for such year, including calculations of any bonus that may be payable pursuant to the preceding sentence. Anything in this Section to the contrary notwithstanding, no Bonus Payment under this Section 8.01 shall accrue for any period subsequent to the termination of the Company's Employment Agreements with Michael Rose and Alan Stafford.

     8.02   Payment of Dividends.  For so long as the Shareholders are entitled
            --------------------
to receive any Annual Earn-Out Payment or Note payment pursuant to this Agreement, Acquiror and Acquiror's Subsidiary shall not, without the prior consent of the Shareholders, cause the Company to pay any cash dividends to Acquiror or any of its Affiliates if the payment of such dividend would reduce the Company's Net Working Capital immediately following such dividend to an amount which is less than 80% of the sum of the remaining balances owing under the Note and the Annual Earn-Out Payments.

     8.03   Payment of Cash Value of Certain Life Insurance.    If and when the
            -----------------------------------------------
Company receives a payment of the cash value of the life insurance policy used prior to the Closing to fund payments under that certain "Buy Sell Agreement" between Shareholders, then promptly after such receipt Acquiror and Acquiror's Subsidiary shall cause the Company to make a payment in like amount to the Shareholders as additional consideration for the Company Stock.

     8.04   Vehicle Allowance; Health Insurance and Certain Expenses.    The
            --------------------------------------------------------
Company shall pay or reimburse Shareholders for the following items: (1) vehicle allowances in the amount of $600 per month for each Shareholder; (2) continuity of the same health insurance benefits as the Company currently provides to Shareholders; and (3) reasonable travel and entertainment expenses directly related to marketing of the Company's business.


                                  ARTICLE IX

                          SURVIVAL OF REPRESENTATIONS
                          ---------------------------
                        AND WARRANTIES; INDEMNIFICATION
                        -------------------------------

     9.01.  Investigations; Survival of Warranties.  The respective
            --------------------------------------
representations, warranties and covenants of the Company, Shareholders, Acquiror's Subsidiary and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation, warranty, covenant and agreement shall survive for a period of two (2) years after the date such representation and warranty is deemed made, except that (i) the tax representations, warranties, covenants and agreements in Article X shall survive and be enforceable indefinitely, (ii) other covenants and agreements to be performed subsequent to the Closing, including without limitation those covenants contained in Articles VII and VIII above, shall survive and be enforceable for period of the applicable statute of limitations, and (iii) nothing in the foregoing shall be deemed to diminish any Indemnifying Party's (as hereinafter defined) indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

     9.02.  Indemnification; Rights of Set-off.  The Company and the
            ----------------------------------
Shareholders jointly and severally agree to save harmless, defend and indemnify Acquiror, Acquiror's Subsidiary and their respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a breach of any of the representations and warranties or covenants contained herein and/or any transaction or event arising out of the operations of the Company on or prior to the Effective Date.

            The Acquiror and the Acquiror's Subsidiary jointly and severally agree to save harmless, defend and indemnify the Shareholders and their respective agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of a breach of any of the representations and warranties or covenants contained herein and/or any transaction or event commencing or occurring on or after the Effective Date.

            In the event that Acquiror or Acquiror's Subsidiary reasonably believes that there has been a breach of any representation or warranty or covenant of the Shareholders or the Company under this Agreement or that the Company or the Shareholders have otherwise breached any obligation of any of them under this Agreement, subject to Section 9.06 hereof, Acquiror and Acquiror's Subsidiary shall have the right, upon written notice to the Shareholders, to withhold from any payment or issuance of shares otherwise to be made to or for the benefit of the Shareholders under this Agreement, an amount equal to the amount by which Acquiror or Acquiror's Subsidiary believes it has been damaged by such breach. The rights of the Acquiror and the Acquiror's Subsidiary under this Section 9.02 are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

            If any dispute or disagreement arises between the parties with respect to any right of set off claimed by Acquiror or Acquiror's Subsidiary, under this Section 9.02, and the parties are unable to resolve such dispute, then the Arbitration provisions of Section 9.04, below, shall control.

     9.03   Injunctive Relief.  Notwithstanding the provisions of Section 9.04
            -----------------
hereof, in the event of a breach or threatened breach by any of the Shareholders of the provisions of this Agreement, the Acquiror or Acquiror's Subsidiary on the one hand, or the Shareholders on the other hand, shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section 9.04 hereof to seek an injunction or similar equitable relief restraining the other party or the Company, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the other party or the Company, as the case may be, under any such provision. The parties hereto hereby consent to the jurisdiction of the federal courts located in Denver, Colorado and the Colorado state courts located in the City of Denver for any proceedings under this Section 9.03 initiated by any of the Shareholders. The parties hereto hereby consent to the jurisdiction of the federal courts located in San Antonio, Texas and the Texas state courts located in the City of San Antonio for any proceedings under this Section 9.03 initiated by Acquiror or Acquiror's Subsidiary. The parties hereto agree that the availability of arbitration in Section 9.04 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Acquiror pursuant to this Section 9.03.

     9.04.  Dispute Resolution - Arbitration.  The parties shall attempt
            --------------------------------
amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to final binding arbitration. If such arbitration is initiated by Shareholders, the arbitration proceedings shall be conducted by a single arbitrator (the "Arbitrator") in Denver, Colorado pursuant to the rules of the American Arbitration Association (the "Rules"). If such arbitration is initiated by Acquiror or Acquiror's Subsidiary, the arbitration proceedings shall be conducted by the Arbitrator in San Antonio, Texas pursuant to the Rules. In the event that the parties cannot agree as to the Arbitrator to be named, each party to the Controversy shall appoint one arbitrator and those two arbitrators shall select the Arbitrator.

     9.05.  Procedure.  If any party shall desire relief of any nature
            ---------
whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

     9.06.  Limitation on Claims.   Neither Acquiror nor Acquiror's Subsidiary
            --------------------
shall be entitled to make any claim under this Article IX unless and until the amount of such claim is reasonably believed by the claimant to be $10,000 or more or the aggregate of all claims for misrepresentation or breach of warranty made by the claimant, shall exceed $20,000, provided, however, that the limitation described in this paragraph shall not be applicable to (i) the Shareholder's obligation to collect, or pay individually to the Company, the amount of any shortfall in the collection of the Company's accounts receivable in accordance with the Shareholders' covenant in Section 7.05 above nor (ii) to the Shareholders tax indemnification obligation in Section 7.06 above. A single claim which exceeds $10,000 may be collected from the first dollar owed through the total amount of such claim. Multiple claims each of which is less than $10,000 but which in the aggregate exceed $20,000 may be collected from dollar $10,001 through the total amount of such claim. The aggregate obligation of the Shareholders and the Company to indemnify Acquiror and Acquiror's Subsidiary
under this Article IX shall be limited to the maximum amount   or value of the
consideration received by Shareholders in any form pursuant to this Agreement.

     9.07.  Settlement of Third Party Claims.   Should any claim be made by a
            --------------------------------
person or entity not a party to this Agreement with respect to any matter covered by the indemnities contained in this Article IX or in Article X, including without limitation, any claim by a governmental body in connection with the audit of any federal, state or local tax return, the party or parties being indemnified (the "Indemnified Party"), on not less than 30 days' notice to the party making the indemnification (the "Indemnifying Party"), may make settlement (including payment in full) of such claim and such settlement shall be binding upon all parties hereto for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall, upon posting of the bond or alternative security described below, comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon at the Indemnifying Party's expense through counsel of its own choosing on condition that such counsel agrees to look solely to the Indemnifying Party for payment of its fees. If the Indemnifying Party does retain counsel on such terms, then the Indemnified Party shall not be entitled to indemnification under the next sentence of this paragraph for the cost of any separate counsel it may retain in the matter. In the event the Indemnifying Party shall so request the Indemnified Party to contest such claim, the Indemnifying Party shall first furnish to the Indemnified Party as indemnity against the contested claim a bond in the amount of the third party claim plus the amount of any expenses reasonably likely to be incurred by the Indemnified Party in contesting , defending and litigating the same, provided, however, that to the extent any balance is owing under this Agreement from the Indemnified Party to the Indemnifying Party (e.g., any balance owed under the Note or the Annual Earn-Out Payment), the Indemnified Party shall be required to accept as alternative security for such indemnity a suspension of any payments of such balance until final resolution of the third party claim. In no event shall the Indemnifying Party or its counsel, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

     9.08.  Remedies Cumulative.  The remedies provided in this Article IX shall
            -------------------
be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of and other remedies against the other party hereto.

                                   ARTICLE X

                       TAX MATTERS;  TAX INDEMNIFICATION

     10.01  Tax Representations and Warranties.  Notwithstanding any contrary
            ----------------------------------
disclosure made elsewhere in this Agreement or in the negotiations leading up to this Agreement, the Company and the Shareholders hereby jointly and severally
              --
represent, covenant and warrant to Acquiror and Acquiror's Subsidiary as set forth below in this Article X. All representations and warranties in this
Article X are deemed to be made by Shareholders on, and be effective as of, the Closing Date.

            (a) The Company has duly and timely filed or caused to be filed all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively "Returns") required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Returns were believed by the Company to be materially correct as filed and to correctly reflect any Tax or Taxes required to be paid or collected by (or allocable to or collectible from) the Company. Returns for federal income taxes for the 1997 and 1998 tax years are in the process of being amended by the Company (the "Amended Returns") and it is anticipated that additional taxes will be owed. As amended, such return will correctly reflect any Taxes required to be paid or collected by the Company.

            (b) The Company has paid or will pay prior to Closing all Taxes, or where payment is not yet due, has established or will establish, consistent with past practice, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period ending on or prior to the Closing Date and, in addition, the Preliminary Audited Financial Statements reflect as of August 31, 1999 deferred tax provisions in accordance with generally accepted accounting principles.

            (c) The Company has not (i) filed prior to the Closing Date any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company,

                 (ii) received a tax ruling (other than a determination with respect to a qualified employee benefit plan) or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have an effect on the Taxes of the Company after the Closing Date, or
                 (iii) filed any election or caused any deemed election under
                 Section 338 of the Code.

            (d) (i) To the Company's and the Shareholder's knowledge, the Company is not delinquent in the payment of any Taxes except with respect to the Amended Returns, (ii) no extensions of time have been granted to the Company to file any Return required by applicable law to be filed by it prior to or on the Closing Date, which have expired, or will expire, on or before the Closing Date without such Return having been filed, (iii) no unpaid deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company and no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and (iv) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by the Company or on behalf of the Company, nor are any requests for such waiver or consent pending.

            (e) The Company is not a party to any tax-sharing or allocation agreements, nor does the Company owe any amount under any tax-sharing or allocation agreement.

            (f) All transactions which could give rise to a substantial understatement of federal income tax were adequately disclosed on the Returns as required in accordance with Sections 6662 and 6663 of the Code, provided, however, that the Amended Returns may require additional disclosure.

     10.02. Tax Indemnity.  The Company and the Shareholders jointly and
            -------------
severally agree to save harmless, defend and indemnify Acquiror, Acquiror's Subsidiary and their respective officers, directors, agents, attorneys, accountants, or other representatives of such parties against, and hold them harmless from and against any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees, expert witness fees, and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of or relating to
(i) a breach of any of the representations and warranties or covenants contained in Section 10.01 above, (ii) any and all Taxes owed by the Company for the period from January 1, 1999 to the August 31, 1999, (iii) any and all Taxes owed by the Company for the taxable year ended December 31, 1998 and all prior taxable years, and (iv) any and all Taxes owed by the Company or the Shareholders arising out of the consummation of the transactions contemplated hereby.

            For purposes of the indemnity in this Section 10.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the item is based that gives rise to the interest, penalty or additional charge, and not for any other period.

            In the event any governmental authority brings any claim to collect Taxes alleged to be owed by the Company with respect to any period prior to the Effective Date, the Acquiror and Acquiror's Subsidiary shall have the right to suspend certain payment of amounts otherwise owed to Shareholders in accordance with Section 7.10 above. Following termination of any such suspension, if Acquiror or Acquiror's Subsidiary reasonably believes that there has been a breach of any representation or warranty or covenant of the Shareholders or the Company under this Article X or that the Company or the Shareholders have otherwise breached any obligation of any of them under this Article X, then Acquiror and Acquiror's Subsidiary shall have the right, upon written notice to the Shareholders, to withhold from any payment or issuance of shares otherwise to be made to or for the benefit of the Shareholders under this Agreement, an amount equal to the amount by which Acquiror or Acquiror's Subsidiary believes it has been damaged by such breach. The rights of the Acquiror and the Acquiror's Subsidiary under this Section 10.02 are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

     If any dispute or disagreement arises between the parties with respect to any right of set off claimed by Acquiror or Acquiror's Subsidiary, under this
Section 10.02, and the parties are unable to resolve such dispute, then the Arbitration provisions of Section 9.04, above, shall control.

     The limitations on claims described in Section 9.06 above shall not apply to Shareholders obligation to indemnify under this Section 10.02 or to the rights of offset of Acquiror and Acquiror's Subsidiary provided for in this
Section 10.02


                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     11.01.  Amendments, Supplements, Etc.  At any time this Agreement may be
             ----------------------------
amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both parties.

     11.02.  Waiver of Compliance.  Any failure of the Shareholders or the
             --------------------
Company, on the one hand, or Acquiror, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President of Acquiror or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.03.  Expenses; Transfer Taxes, Etc.  Except as otherwise provided in
             -----------------------------
Sections 2.02 and 11.02 hereof, whether or not the transaction contemplated by this Agreement shall be consummated, the Shareholders and the Company agree that all fees and expenses incurred by them in connection with this Agreement shall be borne by them and Acquiror agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as to the Company or Acquiror, all fees of counsel, actuaries and accountants.

     11.04. Notices.  All notices, requests, demands and other communications
            -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

            (a) If to the Shareholders, to:  Mike Rose
                                             12531 Elm Manor
                                             San Antonio, Texas  78230

                (with a copy to:)            Oppenheimer, Blend, Harrison &
                                              Tate, Inc.
                                             711 Navarro, 6th Floor
                                             San Antonio, Texas  78205-1796
                                             Attn:  Bruce Mitchell, Esq.

                or to such other person or address as the Shareholders shall furnish to Acquiror in writing.

            (b) If to Acquiror, to:          Enviro-Clean of America, Inc.
                                             1023 Morales Street
                                             San Antonio, Texas  78207
                                             Attention: Randall Davis,
                                              President
                                             Phone:  (877) 874-6787
                                             Fax:    (877) 974-6787

                (with a copy to:)            Adams Law Offices, LLC
                                             320 Bellaire Street, Suite 210
                                             Denver, Colorado  80220
                                             Attention:  Roger C. Adams, Esq.
                                             Phone:  (303) 320-3748
                                             Fax:    (303) 320-3749

                or to such other person or address as Acquiror shall furnish to the Company in writing.

     11.05. Assignment; Merger.  This Agreement and all of the provisions
            -------------------
hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that Acquiror and Acquiror's Subsidiary may assign their rights, but not their obligations, under this Agreement to any subsidiary of Acquiror. Shareholders agree that Acquiror may cause the Company to be merged into Acquiror's Subsidiary subject to Shareholders receiving the same pledge and security interest in the capital stock of Acquiror's Subsidiary as they had in the Company pursuant to the Pledge and Security Agreement.

     11.06.  Publicity.  Neither the Company nor Acquiror shall make or issue,
             ---------
or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     11.07.  Governing Law.  This Agreement and the legal relations among the
             -------------
parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrine.

     11.08.  Counterparts.  This Agreement may be executed simultaneously in two
             ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.09.  Headings.  The headings of the Sections and Articles of this
             --------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     11.10.  Entire Agreement.  This Agreement, including the Exhibits hereto,
             ----------------
the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     11.11.  Third Parties.  Except as specifically set forth or referred to
             -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     11.12.  Severability.  Should any provision of this Agreement be held by a
             ------------
court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


                              ENVIRO-CLEAN OF AMERICA, INC.



                              By:
                                   ------------------------------------------
                                   Randall Davis, President



                              JUNE SUPPLY CORP.



                              By:
                                   ------------------------------------------
                                   Randall Davis, President


                              JUNE SUPPLY-SAN ANTONIO INC.



                              By:
                                   ------------------------------------------
                                   Michael Rose
                              Its:
                                   ------------------------------------------

                              By:
                                   ------------------------------------------
                                   Alan Stafford
                              Its:
                                   ------------------------------------------

THE SHAREHOLDERS


----------------------------------     --------------------------------------
Michael Rose, individually and         Alan Stafford, individually and
as Shareholder                         as Shareholder